Exhibit 10.6
AMENDMENT TO
KEY EMPLOYEE AGREEMENT
          This Amendment, effective as of December 31, 2008 (“Effective Date”), is entered into by and between Watson Pharmaceuticals, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), and Thomas R. Russillo (the “Executive”). This Amendment amends that certain Key Employee Agreement entered into by and between the Company and Executive dated effective as of September 5, 2006 (the “Agreement”). This Amendment to the Agreement, together with the Agreement, constitutes the entire Agreement as amended through the Effective Date.
          1. Definition of Good Reason. Effective as of the Effective Date, Section 6.5(a) of the Agreement is hereby amended in its entirety to read as follows:
          (a) Definition of “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean any one of the following events which occurs on or after the Effective Date: (i) after a Change of Control (as defined in Section 7.1), any material reduction of the Executive’s then existing annual base salary, except to the extent the annual base salary of all other executive officers at levels similar to Executive is similarly reduced (provided such reduction does not exceed fifteen percent (15%) of Executive’s then existing annual base salary); (ii) after a Change of Control, any material reduction in the package of benefits and incentives, taken as a whole, provided to the Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would materially and adversely affect the Executive’s participation or reduce the Executive’s benefits under any such plans, except to the extent that such benefits and incentives of all other executive officers at levels similar to Executive are similarly reduced; (iii) after a Change of Control, any material diminution of the Executive’s duties and responsibilities, taken as a whole, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by the Executive; (iv) after a Change of Control, a requirement that the Executive materially relocate to a work site that would increase the Executive’s one-way commute distance by more than thirty-five (35) miles from his then principal residence, unless the Executive accepts such relocation opportunity; (v) any material breach by the Company of its obligations under this Agreement; or (vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; provided, however, that the Executive may not resign his employment for Good Reason unless: (A) the Executive has provided the Company with at least 30 days prior written notice of the Executive’s intent to resign for Good Reason (which notice must be provided within 60 days following the occurrence of the event(s) purported to constitute Good Reason); and (B) the Company has not remedied the alleged violation(s) within 30-days following its receipt of the written notice of intent to resign for Good Reason.
          2. Release. Effective as of the Effective Date, Section 9 of the Agreement is hereby amended in its entirety to read as follows:
     9. Release. In exchange for the severance compensation and benefits provided under this Agreement to which Executive would not otherwise be entitled, Executive shall enter into and execute a release substantially in the form attached hereto as Exhibit B, as may be revised and updated as determined to be appropriate by the Company (the “Release”). Unless the Release is executed by Executive following termination of employment, delivered to the Company within fifty (50) days following the Executive’s termination of employment, and not subsequently revoked, the Company shall not be required to provide any severance benefits pursuant to this Agreement, any vesting of acceleration of Executive’s Awards as provided in this Agreement shall not apply, and Executive’s Awards in such event shall vest or, in the case of stock options, be exercisable following the date of Executive’s termination only to the extent provided under their original terms in accordance with the applicable plan and Award agreements.
          3. Exhibit A, Section 4.1. Effective as of the Effective Date, Section 4.1(a)(ii) of Exhibit A to the Agreement is hereby amended to incorporate the following proviso at the end thereof:
provided, however, that the terms of any such consulting arrangement shall not provide for the provision of bona fide services to the Company to any extent that would prevent Executive from having a Separation from Service.
          4. Section 409A. Effective as of the Effective Date, the Agreement is hereby amended to incorporate a new Section therein to read in its entirety as follows:
Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, severance amounts payable pursuant to this Agreement shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). For this purpose each installment payment to which you are entitled under the severance pay provisions of this Agreement shall be considered a separate and distinct payment. In addition, (i) Subject to Section 9 of this Agreement, all severance payments payable pursuant this Agreement shall commence within sixty (60) days after the Executive’s Separation from Service, (ii) no amount deemed deferred compensation subject to Section 409A shall be payable pursuant to the severance pay provisions of this Agreement unless your termination of employment constitutes a Separation from Service, and (ii) if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (B) the date of your death. Upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. For purposes of this Agreement, Separation from Service shall mean a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto). The payment of any reimbursement of any expense under this Agreement (including without limitation, any Gross-Up Payments pursuant to Section 7.3 of this Agreement) shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The payment of any bonus earned pursuant to this Agreement shall be made no later than two and one-half months following the end of the fiscal year in which such bonus was earned.
          2. No Other Changes. Except as provided in this Amendment, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment as of the Effective Date.

WATSON PHARMACEUTICALS, INC.		EXECUTIVE

By:	/s/ CLARE CARMICHAEL	/s/ THOMAS R. RUSSILLO

Its:	SVP Human Resources	Thomas R. Russillo

Date: December 29, 2008		Date: December 29, 2008